CARTER, LEDYARD & MILBURN
                       COUNSELLORS AT LAW
                          2 WALL STREET
                    NEW YORK, NEW YORK  10005


                        January 25, 1996



The Chase Manhattan Bank
  (National Association), as Trustee of
  The First Trust Special Situations
  Trust, Series 138
  Internet Growth
  Trust, Series 1
  Internet Growth
  & Treasury Securities Trust,
  Series 2
770 Broadway - 6th Floor
New York, New York 10003

Attention:     Mr. Paul J. Holland
               Vice President


Re:       The First Trust Special Situations Trust, Series 138
                 Internet Growth Trust, Series 1
      Internet Growth & Treasury Securities Trust, Series 2

Dear Sirs:

     We are acting as counsel for The Chase Manhattan Bank (National Association) ("Chase") in connection with the execution and delivery of a Trust Agreement ("the Trust Agreement") dated today's date (which Trust Agreement incorporates by reference certain Standard Terms and Conditions of Trust dated November 20, 1991, and October 15, 1991, and the same are collectively referred to herein as the "Indenture") among Nike Securities L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator; First Trust Advisors L.P., as Portfolio Supervisor; and Chase, as Trustee (the "Trustee"), establishing The First Trust Special Situations Trust, Series 138, consisting of Internet Growth Trust, Series 1 (the "Growth Trust"), and
Internet Growth & Treasury Securities Trust, Series 2 (the "Growth & Treasury Trust")(collectively, the "Trust"), and the execution by Chase, as Trustee under the Indenture, of a certificate or certificates evidencing ownership of units (such certificate or certificates and such aggregate units being herein called "Certificates" and "Units"), each of which represents an undivided interest in the respective Trust which as to the Growth Trusts, consists of common stocks and, as to the Growth & Treasury Trust, consists of "zero coupon" U.S. Treasury Bonds and common stocks (including, confirmations of contracts for the purchase of certain stocks and bonds not delivered and cash, cash equivalents or an irrevocable letter of credit or a combination thereof, in the amount required for such purchase upon the receipt of such stocks and bonds), such stocks and bonds being defined in the Indenture as Securities and listed in the Schedule to the Indenture.

     We have examined the Indenture, the Closing Memorandum dated today's date, a specimen Certificate, and such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing, we are of the opinion that:

     1. Chase is a duly organized and existing national banking association authorized to exercise trust powers.

    2.     The  Trust  Agreement  has  been  duly  executed   and
delivered by Chase and, assuming due execution and delivery by the other parties thereto, constitutes the valid and legally binding obligation of Chase.

    3. The Certificates are in proper form for execution and delivery by Chase, as Trustee.

    4. Chase, as Trustee, has duly executed and delivered to or upon the order of the Depositor a Certificate or Certificates evidencing ownership of the Units, registered in the name of the Depositor. Upon receipt of confirmation of the effectiveness of the registration statement for the sale of the Units filed with the Securities and Exchange Commission under the Securities Act of 1933, the Trustee may deliver such other Certificates, in such names and denominations as the Depositor may request, to or upon the order of the Depositor as provided in the Closing Memorandum.

    5. Chase, as Trustee, may lawfully advance to the Trust amounts as may be necessary to provide periodic interest distributions of approximately equal amounts, and be reimbursed, without interest, for any such advances from funds in the interest account, as provided in the Indenture.

    In rendering the foregoing opinion, we have not considered, among other things, whether the Securities have been duly authorized and delivered.

                                       Very truly yours,


                                       CARTER, LEDYARD & MILBURN